BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 23, 2017

1.            Date, Time and Place: Held on August 23, 2017, at 18h00 hours, in São Paulo City, São Paulo state, at the BRF S.A (“Company”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons dispensed due to presence of the totality of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) Hiring of the new executive to position of Chief Financial and Investor Relations Officer of the Company.

5.            Subjects and Resolutions: The members of the Board of Directors have approved, unanimously and without reservations, draw up and release this minutes in the summary form. The following decisions were taker after the analysis of the subject included in the agenda, were taken the following decisions:

5.1. Hiring of the new Chief Financial and Investor Relations Officer. In accordance with the recommendation of People, Organization and Culture Committee and the Chief Executive Officer, the members of the Board of Directors have approved, by unanimously, the hiring of Mr. Lorival Nogueira Luz Jr., Brazilian, married, business administrator, with identity number RG 22.580.434-7 and enrolled with the taxpayer register number CPF/MF 678.741.266-53, to position of Chief Financial and Investor Relations Officer of the Company. It is registered that his formal election to the position of statutory director, through a decision of the Board of Directors, will be held as soon as he is integrated with the Company.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

Minutes of the Extraordinary of the Meeting of the Board of Directors held on August 23, 2017.

BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 23, 2017

7.            Closing: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 23, 2017.

Larissa Brack Secretary

Minutes of the Extraordinary of the Meeting of the Board of Directors held on August 23, 2017.